Exhibit 3.7

	PLAN OF MERGER

	OF

	C.W.P.W., INC.
	(a Michigan Corporation)

	into

	NOODLE KIDOODLE, INC.
	(a Delaware Corporation)


		PLAN OF MERGER adopted by C.W.P.W., Inc., a business corporation organized under the laws of the State of Michigan, by resolution of its Board of Directors on January 9, 1997, and adopted by Noodle Kidoodle, Inc., a business corporation organized under the laws of the State of Delaware, by resolution of its Board of Directors on November 26, 1996. The names of the corporations planning to merge are C.W.P.W., Inc., a business corporation organized under the laws of the State of Michigan, and Noodle Kidoodle, Inc., a business corporation organized under the laws of the State of Delaware. The name of the surviving corporation into which C.W.P.W., Inc., plans to merge is Noodle Kidoodle, Inc.


		1.	C.W.P.W., Inc., is a wholly owned subsidiary of Noodle
Kidoodle, Inc.

		2.	C.W.P.W., Inc., shall, pursuant to the provisions of
the Business Corporation Act of the State of Michigan and the provisions of the laws of the State of Delaware, be merged with and into Noodle Kidoodle, Inc., which shall be the surviving corporation on the effective date of the merger and which is sometimes hereinafter referred to as the "surviving corporation", and which shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the laws of the State of Delaware. The separate existence of C.W.P.W., Inc., which is sometimes hereinafter referred to as the "non-surviving corporation", shall cease on the effective date of the merger in accordance with the provisions of the Business Corporation Act of the State of Michigan.

		3.	The certificate of incorporation of the surviving
corporation on the effective date of the merger in the State of Delaware will be the certificate of incorporation of said surviving corporation and said certificate of incorporation shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the laws of the State of Delaware.

		4.	The bylaws of the surviving corporation on the
effective date of the merger in the State of Delaware will be the bylaws of said surviving corporation and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the laws of the State of Delaware.

		5.	The directors and officers in office of the surviving
corporation on the effective date of the merger in the State of Delaware shall be the directors and officers of the surviving corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the bylaws of the surviving corporation.

		6.	Each issued share of the non-surviving corporation
shall, on the effective date of the merger, be cancelled. The issued shares of the surviving corporation shall not be converted or exchanged in any manner, but each said share which is issued at the effective date of the merger shall continue to represent one issued share of the surviving corporation.

		7.	All of the obligations under existing leases of the
non-surviving corporation shall, on the date of the merger, be assumed by the surviving corporation.

		8.	All obligations of the non-surviving corporation which
had been guarantied by the surviving corporation shall, on the date of the merger, become the primary obligations of the surviving corporation.

		9.	Upon the effectiveness of the merger, all of the
estate, property, rights, privileges, powers and franchises of C.W.P.W., Inc., and all of its property, real, personal and mixed, and all the debts due on whatever account to C.W.P.W., Inc., as well as all stock subscriptions and other choses in action belonging to C.W.P.W., Inc., shall be transferred to and vested in the surviving corporation; and all claims, demands, property and other interests shall be the property of the surviving corporation. The merger shall have all the effects provided by Section 259 of the Delaware General Corporation Law and Section 450.1724 of the Business
Corporation Act of the State of Michigan.

		10.	The Plan of Merger herein made and approved shall be
submitted to the shareholders of the non-surviving corporation for their approval or rejection in the manner prescribed by the provisions of the Business Corporation Act of the State of Michigan, and the merger of the non-surviving corporation with and into the surviving corporation shall be authorized in the manner prescribed by the laws of the State of Delaware.

		11.	In the event that the Plan of Merger shall have been
approved by the shareholders entitled to vote of the non-surviving corporation in the manner prescribed by the provisions of the Business Corporation Act of the State of Michigan, and in the event that the merger of the non-surviving corporation with and into the surviving corporation shall have been duly authorized in compliance with the laws of the State of Delaware, the non-surviving corporation and the surviving corporation hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Michigan and of the State of Delaware, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

		12.	The Board of Directors and the proper officers of the
non-surviving corporation and of the surviving corporation, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the merger herein provided for.

		13.	The effective date of the merger herein provided for
shall be January 31, 1997.



(..continued)







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